Exhibit 99.1

Senseonics Expands Distribution Agreement with Roche

Roche Diabetes Care to Distribute the Eversense® CGM System across Europe, Middle East and Africa

Germantown, Md., December 2, 2016 (BUSINESS WIRE)--Senseonics Holdings, Inc. (NYSE-MKT:SENS), a medical technology company focused on the development and commercialization of a long-term, implantable continuous glucose monitoring (CGM) system for people with diabetes, today announced it has expanded its exclusive distribution agreement with Roche to include all of Europe, the Middle East and Africa (EMEA), excluding Scandinavia, Finland and Israel. In May of this year, Senseonics signed an exclusive distribution with Roche for the commercialization of Senseonics’ Eversense® Continuous Glucose Monitoring System in Germany, Italy and the Netherlands.

Under the terms of the expanded agreement, Senseonics has granted Roche exclusive rights to promote, market, and sell the Eversense product line to diabetes clinics and patients in the covered territories.

“The partnership we formed with Roche earlier this year is off to a promising start. The early success and experience that each of our teams are gaining drove the mutual decision to expand our relationship. We are excited to add these additional countries and look forward to growing the presence of Eversense through this partnership,” said Tim Goodnow, CEO and President of Senseonics.

Senseonics will retain responsibility for product development, regulatory approval, quality management, and manufacturing, while Roche will be responsible for sales, marketing, customer support and distribution activities in the covered territories.

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics’ first generation CGM system, Eversense®, includes a small sensor, smart transmitter and mobile application. Based on fluorescence sensing technology, the sensor is designed to be inserted subcutaneously and communicate with the smart transmitter to wirelessly transmit glucose levels to a mobile device. After insertion, the sensor is designed to continually and accurately measure glucose levels. For more information on Senseonics, please visit www.senseonics.com.

About Roche

Roche is a global pioneer in pharmaceuticals and diagnostics focused on advancing science to improve people’s lives.

Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, immunology, infectious diseases, ophthalmology and diseases of the central nervous system. Roche is also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. The combined strengths of pharmaceuticals and diagnostics under one roof have made Roche the leader in personalised healthcare – a strategy that aims to fit the right treatment to each patient in the best way possible.

Founded in 1896, Roche continues to search for better ways to prevent, diagnose and treat diseases and make a sustainable contribution to society. Twenty-nine medicines developed by Roche are included in the World Health Organization Model Lists of Essential Medicines, among them life-saving antibiotics, antimalarials and cancer medicines. Roche has been recognised as the Group Leader in sustainability within the Pharmaceuticals, Biotechnology & Life Sciences Industry eight years in a row by the Dow Jones Sustainability Indices.

The Roche Group, headquartered in Basel, Switzerland, is active in over 100 countries and in 2015 employed more than 91,700 people worldwide. In 2015, Roche invested CHF 9.3 billion in R&D and posted sales of CHF 48.1 billion. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com

About Roche Diabetes Care

Roche Diabetes Care is a pioneer in the development of blood glucose monitoring systems and a global leader for diabetes management systems and services. For more than 40 years, the Accu-Chek brand has been dedicated to enabling people with diabetes to live life as normally and actively as possible as well as to empowering healthcare professionals to manage their patients’ condition in an optimal way. Today, the Accu-Chek portfolio offers people with diabetes and healthcare professionals innovative products and impactful solutions for convenient, efficient and effective diabetes management, spanning from blood glucose monitoring through information management to insulin delivery. The Accu-Chek brand encompasses blood glucose meters, insulin delivery systems, lancing devices, data management systems and education programs – contributing to an improved medical outcome.

For more information please visit www.accu-chek.com

All trademarks used or mentioned in this release are protected by law.

Forward Looking Statements

Certain statements contained in this press release, other than statements of fact that are independently verifiable at the date hereof, may constitute “forward-looking statements.” These forward-looking statements reflect Senseonics’ current views about its plans, intentions, expectations, strategies and prospects, including statements concerning the marketing and commercialization of Eversense in Europe, the Middle East and Africa, which are based on the information currently available to Senseonics and on assumptions Senseonics has made. Although Senseonics believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, Senseonics can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond Senseonics’ control. Other risks and uncertainties are more fully described in the section entitled “Risk Factors” in Senseonics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 19, 2016, its Quarterly Report on Form 10-Q filed with the SEC on November 3, 2016 and its other SEC filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The statements made in this press release speak only as of the date stated herein, and subsequent events and developments may cause Senseonics’ expectations and beliefs to change. Unless otherwise required by applicable securities laws, Senseonics does not intend, nor do it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise. While Senseonics may elect to update these forward-looking statements publicly at some point in the future, Senseonics specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Senseonics Holdings, Inc.

R. Don Elsey, 301-556-1602

Chief Financial Officer

don.elsey@senseonics.com